UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2026

SRx Health Solutions, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40477	83-4284557
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 US Highway 1

North Palm Beach, Florida 33408

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 896-1254

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value share	SRXH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

Securities Purchase Agreement

On March 16, 2026, SRx Health Solutions, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors named therein. Pursuant to the Securities Purchase Agreement, up to 10,000 shares of the Company’s Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”) and accompanying warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $8.0 million in one or more closings (each a “Closing”). On March 16, 2026 at the initial closing, pursuant to the Securities Purchase Agreement, the Company issued and sold, and certain investors purchased, in a private placement (the “Private Placement”): 5,660 shares of the Series B Preferred Stock and 22,237,666 Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $4.528 million, paid in cash. The date of the initial closing is referred to as the “Initial Closing Date.” Each additional closing of the Private Placement is at the option of the investors upon notice to the Company and subject to satisfaction of customary closing conditions.

The Warrants expire on the third anniversary of their initial exercisability date and have an initial exercise price of $0.3182, subject to adjustment as set forth therein. Following the Stockholder Approval Date (as defined below), the exercise price of the Warrants will be subject to adjustment upon lower priced securities issuances, if the market price is lower than the exercise price then in effect on certain dates, or upon certain triggering events which consist of specific types of default under the terms of the transaction documents. Prior to the Stockholder Approval Date, the conversion and exercise prices may not go below $0.3182, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events, and as otherwise provided therein.

Series B Preferred Stock

The Company has designated 12,500 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock (the “Series B Shares”) and established the rights, preferences and privileges of the Series B Preferred Stock pursuant to the Certificate of Designations of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designations”), as summarized below:

General. Each share of Series B Preferred Stock has a stated value of $1,000 per share and, when issued, the Series B Preferred Stock will be fully paid and non-assessable.

Ranking. The Series B Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, except for the Company’s Series A Convertible preferred stock, par value $0.001 per share, which ranks pari passu with the Series B Preferred Stock, unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series B Preferred Stock.

Dividends. The holders of Series B Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Company’s Common Stock, when and if actually paid.

Conversion Rights

Conversion at Option of Holder. Each holder of Series B Preferred Stock may convert all, or any part, of the outstanding Series B Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $0.3182 which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the NYSE American, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Optional Conversion. At any time after the Stockholder Approval Date, each holder may alternatively elect to convert the Series B Preferred Stock at the “Alternate Optional Conversion Price” equal to the lesser of: (i) the applicable conversion price, and (ii) 95% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. At any time after the Stockholder Approval Date, following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series B Preferred Stock at the “Alternate Triggering Event Conversion Price” equal to the lesser of: (i) the applicable conversion price, and (ii) 90% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series B Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

Stockholder Approval. The Company is required to seek stockholder approval of the issuance of all of the shares of Common Stock issuable upon the conversion of the Series B Shares and exercise of the Warrants, in compliance with the rules and regulations of the NYSE American, without regard to any limitations on conversion or exercise set forth in the Certificate of Designations or Warrants, respectively, and without giving effect to the limitation on the Conversion Floor Price (as defined in the Certificate of Designations) (the “Stockholder Approval”, and the date of such approval, the “Stockholder Approval Date”).

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series B Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series B Preferred Stock then outstanding at a redemption price equal to 125% of the greater of (i) the Conversion Amount being redeemed as of the Company optional redemption date and (ii) the product of (1) the conversion rate with respect to the Conversion Amount being redeemed as of the Company optional redemption date multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company optional redemption notice date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series B Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series B Preferred Stock remains outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series B Preferred Stock then outstanding

Registration Rights Agreement

In conjunction with the Securities Purchase Agreement, on March 16, 2026, the Company entered a registration rights agreement with the investors (the “Registration Rights Agreement”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series B Preferred Stock and (y) the exercise of the Warrants.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 with respect to the issuance of the shares of Series B Preferred Stock and the Warrants pursuant to the Securities Purchase Agreement is incorporated herein by reference. All such securities will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, or under any state securities laws. The Company relied on this exemption from registration in entering into the Securities Purchase Agreement and the Company will rely upon this exemption from registration in issuing such securities based in part on representations made by the investors in the Securities Purchase Agreement. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Form of Certificate of Designations of Rights and Preferences and Limitations of the Series B Convertible Preferred Stock.
4.1	Form of Warrant.
10.1*	Securities Purchase Agreement dated March 16, 2026 by and among the Company and the investors named therein
10.2*	Form of Registration Rights Agreement.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

*	Certain portions of this document that constitute confidential information have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 18, 2026	SRX HEALTH SOLUTIONS, INC.

		By:	/s/ Carolina Martinez
		Name:	Carolina Martinez
		Title:	Chief Executive Officer